Exhibit 10.39

FIRST AMENDING AGREEMENT

This First Amending Agreement (this “Amendment”) is entered into this 17 day of June, 2026.

BETWEEN:

CIC LLC

as Issuer

- and -

AMERICAN OCEAN MINERALS CORPORATION

as Holder

WHEREAS, the Issuer and the Holder entered into a note purchase agreement dated as of April 8, 2026 (as amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified to the date hereof, the “NPA”) whereby the American Ocean Minerals Corporation (the “Holder”) agreed to purchase a convertible note (the “Note”) from CIC LLC (the “Issuer”) in the aggregate amount of up to U.S.$5,000,000 subject to the terms of the NPA;

AND WHEREAS, pursuant to the NPA, the Holder shall not purchase the Note from the Issuer until the date on which the Go Public Transaction (as defined in the NPA) is consummated;

AND WHEREAS, pursuant to the NPA, the Issuer agreed to grant security in favour of the Holder over all of the Holder’s right, title and interest in 4,098,361 Class A Shares in the capital stock of CIC Ltd. to secure the Obligations (as defined in the NPA);

AND WHEREAS, the Issuer has requested that the Holder agree to purchase the Note prior to the date on which the Go Public Transaction is consummated;

AND WHEREAS, the Holder has agreed to purchase the Note prior to the date on which the Go Public Transaction is consummated provided, among other things, that the Issuer extend the scope of the Collateral (as defined in the NPA) to include 20,000,0000 Class A Shares (as defined in the NPA) to secure the Obligations and revise the Conversion Rate to U.S.$1.00;

AND WHEREAS, the parties hereto wish to amend the NPA to, among other things, effect the foregoing, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Interpretation. Capitalized terms used not otherwise defined in this Amendment shall have the respective meanings assigned to them in the NPA.

2.	Amendments to the NPA.

The NPA is hereby amended as follows:

(a) The definition of “Amended and Restated Constitution” in Section 1(c) of the NPA is hereby deleted and replaced in its entirety with the following:

““Amended and Restated Constitution” means the amended and restated constitution of the Company to be adopted by the Company’s stockholders on the date on which the Go Public Transaction is consummated, and providing for the matters described on Exhibit A hereof.”

(b) The definition of “Equity Exchange Agreement” in Section 1(q) of the NPA is hereby deleted and replaced in its entirety with the following:

““Equity Exchange Agreement” means an Equity Exchange Agreement to be entered into on or prior to the date on which the Go Public Transaction is consummated, among a publicly traded entity with shares listed on a recognized stock exchange in the United States and certain stockholders of the Company.”

(c) The definition of “Option Agreement” in Section 1(11) of the NPA is hereby deleted and replaced in its entirety with the following:

““Option Agreement”means one or more Option Agreements to be entered into on or prior to the date on which the Go Public Transaction is consummated, among a publicly traded entity with shares listed on a recognized stock exchange in the United States and certain stockholders of the Company, including the Issuer.”

(d) Section 2(d)(iii) of the NPA is hereby amended by deleting the words ““Conversion Rate” means $1.22” from the last sentence of such of such Section and inserting in lieu thereof the words ““Conversion Rate” means $1.00”.

(e) Section 3(a) of the NPA is hereby deleted in its entirety and replaced with the following:

“(a)

Closing. The closing (the “Closing”) of the sale of the Note in return for the Purchase Price paid by the Holder to the Issuer shall take place on the date on which all of the conditions set forth in Section 3(b) hereof are satisfied to the satisfaction of, or waived by, the Holder in its sole discretion (the “Closing Date”). At the Closing, (i) the Holder shall deliver the Purchase Price to the Issuer by wire transfer of immediately available funds, (ii) the Issuer shall deliver to the Holder the Note in the aggregate amount of the Purchase Price and the other Transaction Documents as set forth in Section 3(b), and (iii) the Issuer shall deliver to the Holder a Compliance Certificate.”

(f) Section 3(b)(v) of the NPA is hereby deleted in its entirety and replaced with the following:

“(v)	Intentionally Deleted”

(g) Section 3(b)(x) of the NPA is hereby deleted in its entirety and replaced with the following:

“(x)	Intentionally Deleted”

(h) Section 3(b)(xi) of the NPA is hereby deleted in its entirety and replaced with the following:

“(xi)

Transaction Documents. The Issuer shall have duly executed and delivered to the Holder each of the Transaction Documents to which it is a party, provided, however that to the extent any of the Amended and Restated Constitution, the Equity Exchange Agreement, and the Option Agreements have not been executed and delivered by the Closing Date, such Transaction Documents may be delivered following the Closing Date in accordance with Section 5(r) hereof.”

(i) Section 5 of the NPA is hereby amended by inserting the following immediately following subsection 5(r):

“(s)

Certain Agreements. The Issuer and/or the Company, as applicable, shall fully execute and deliver to the Holder each of the Amended and Restated Constitution, the Equity Exchange Agreement, and the Option Agreements on or before the date on which the Go Public Transaction is consummated.

(t)

Class A Share Certificates. The Issuer shall, on or before June 30, 2026, cause the Company to issue share certificates representing (A) 901,639 Class A Shares, (B) 4,098,361 Class A Shares, and (C) 15,000,000 Class A Shares, and shall have delivered such certificates to the Holder to further perfect the Holder’s Security Interest over the Equity Collateral, provided, however, that upon the Holder completing a merger with Oceanus Merger Sub, Inc., in accordance with the terms of that certain Agreement and Plan of Merger, dated as of April 8, 2026, among, Odyssey Marine Exploration, Inc., Oceanus Merger Sub, Inc. and the Holder, the Holder shall promptly on written request from the Issuer (X) return to the Issuer that certain share certificate representing 15,000,000 Class A Shares delivered by the Issuer to the Holder pursuant to this Section 5(t), and (Y) cooperate with Issuer to prepare amending agreements to this Agreement and the Security Documents, each in form and substance satisfactory to the Holder, to reflect that the Security Interest only attaches to 5,000,000 Class A Shares.

(u)

Nominee Directors. Promptly upon, and in any event within five (5) Business Days of, the Holder providing written notice to the Issuer and the Company of the individuals designated by the Holder, in its sole and unfettered discretion, as the Holder’s nominee-directors (the “Nominees”) for the board of the Company (the “Board”), in accordance with the terms of the Amended and Restated Constitution (or, if the Amended and Restated Constitution is then not in full force and effect, in accordance with the terms described in Exhibit A hereof), the Issuer shall cause the Company to appoint the Nominees as directors of the Company, provided, however that if governmental approval for such appointment is required but has not been obtained, the Issuer and the Company shall exercise best efforts to obtain such governmental approval and until such governmental approval is obtained such Nominees will serve as observers and have all right to attend all meetings of the Board and all committee meetings of the Board, receive notice of, and review the same information and materials as are provided to the Board for such meetings and to speak at such meetings, but shall not be entitled to vote, and shall be reimbursed for all reasonable expenses related to attending Board meetings consistent with the Company’s policies for reimbursement, as if the Nominees were members of the Board.

(v)

Use of Proceeds. The Issuer shall only use proceeds of the Purchase Price to finance its working capital requirements in the ordinary course of business, provided, however, that the Issuer may on-lend a portion of the Purchase Price in an amount not exceeding $1,000,000 to the Company upon satisfaction of the following conditions (i) such loan is evidenced by an unsecured promissory note in form and substance satisfactory to the Holder, in its sole discretion (the “Approved Company Note”), (ii) the Issuer delivers an originally signed copy of the Approved Company Note to the Holder, together with an assignment agreement in form and substance satisfactory to the Holder, assigning the Issuer’s right, title and interest under the Approved Company Note to the Holder as security for the payment and performance of the Obligations, and (iii) the Issuer and the Company take such additional actions as the Holder may require to ensure the Holder has a perfected first-ranking Security Interest over the Approved Company Note and indebtedness evidenced thereby.

(j) Section 6 of the NPA is hereby deleted in its entirety and replaced with the following:

“Section 6. Security Interest. As general and continuing security for the payment or performance, as the case may be, in full of the Obligations, the Issuer hereby grants, assigns and pledges to the Holder, its successors and assigns, a first-priority security interest (the “Security Interest”), in all right, title or interest in or to (i) the Approved Company Note, and (ii) 20,000,000 Class A Shares (collectively, the Equity Collateral” and, together with the Equity Collateral, collectively, the “Collateral”). The Issuer shall, and shall cause the Company to, promptly prepare, deliver, file or execute any documents or agreements reasonably requested by the Holder to perfect the Security Interest in the Collateral. The Issuer hereby waives all rights to receive from the Holder a copy of any financing statement, financing change statement or verification statement (or the equivalent thereof) filed at any time or from time to time in respect of this Agreement or the Note.”

(k) Section 7(a)(xi) of the NPA is hereby deleted in its entirety and replaced with the following:

“(xi)

the Issuer shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement or the other Transaction Documents, or contained in any of the agreements between the Issuer and the Holder or its Affiliates, within ten (10) Business Days of the date on which such obligation is required to be observed or performed under such agreement (provided, however, that no cure period shall be given in respect of the Issuer’s failure to comply with its obligations pursuant to Section 5(t) or Section 5(u) hereof); or”

(l) The NPA is hereby amended by adding a new Exhibit A, in the form attached hereto as Exhibit 1.

3. Limited Effect. Except as expressly provided herein, all of the terms and provisions of the NPA and the other Transaction Documents are and shall remain in full force and effect and are hereby ratified and confirmed by the Issuer. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the NPA or the other Transaction Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Issuer that would require the waiver or consent of the Holder.

4. Conditions Precedent. This Amendment shall become effective upon the date (the “Effective Date”) on which the Holder shall have received:

(a) This Amendment, duly executed and delivered by the parties hereto;

(b) A first amendment to that certain Pledge Agreement dated as of April 14, 2026, by the Issuer to and in favour of the Holder, in form and substance satisfactory to the Holder, amending the collateral charged thereto and that financing statements in respect thereof have been filed with the Secretary of State of Florida;

(c) Satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Amendment have been taken to the Holder’s and its counsel’s satisfaction, and the Holder and such counsel shall have received all such counterpart originals or certified copies of such documents as the Holder may request.

(d) Such other information and documents as may reasonably be required by the Holder and its counsel in connection with this Amendment.

5. Representations and Warranties. The Issuer, for itself and on behalf of the Company, hereby represents and warrants to the Holder (before and after giving effect to this Amendment) that:

(a) The Issuer has the limited liability company power and authority, and the legal right, to execute, deliver and perform this Amendment and to obtain extensions of credit under the NPA as amended by this Amendment (the “Amended NPA”).

(b) The Issuer has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Amendment and to authorize the extensions of credit on the terms and conditions of the Amended NPA.

(c) No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with this Amendment, the extensions of credit under the Amended NPA or the execution, delivery, performance, validity or enforceability of this Amendment, or the performance, validity or enforceability of the Amended NPA, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

(d) This Amendment has been duly executed and delivered on behalf of the Issuer. This Amendment and the Amended NPA constitute the legal, valid and binding obligations of the Issuer and are enforceable against the Issuer in accordance with their terms.

(e) Each of the representations and warranties made by the Issuer herein or in or pursuant to the Transaction Documents is true and correct on and as of the Effective Date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).

(f) No Event of Default has occurred and is continuing, or will result from this Amendment or any extension of credit under the Amended NPA.

(g) The Issuer has performed in all material respects all agreements and satisfied all conditions which this Amendment and the other Transaction Documents provide shall be performed or satisfied by the Issuer on or before the Effective Date.

6. Confirmation of Security and Guarantees. The Issuer hereby confirms that each of the Security Documents and guarantees that it has delivered to the Holder is and continues to be in full force and effect as continuing security for the payment and performance by it of all its present and future indebtedness, liabilities and obligations to the Holder now or hereafter arising, to the extent provided therein, and each such Security Document and guarantee is enforceable against it by the Holder in accordance with its terms.

7. Successors and Assigns. This Amendment is binding upon and shall enure to the benefit of the Holder and the Issuer and their respective successors and permitted assigns.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

9. Counterparts and Delivery. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Amendment delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CIC LLC, as the Issuer		AMERICAN OCEAN MINERALS CORPORATION, as the Holder

By:	/s/ Gregory P. Stemm	By:	/s/ Mark Justh
Name:	Gregory P. Stemm	Name:	Mark Justh
Title:	Chairman of the Board of Managers	Title:	CEO

[Signature page -1st Amendment to CIC LLC NPA]

EXHIBIT 1

“EXHIBIT A

AMENDED AND RESTATED CONSTITUTION

1. Board Composition. The Board shall consist of 7 members. Holder may designate up to 3 directors to the Board; the remaining 4 directors will be elected by the holders of Class A Shares. After election, until governmental approval, appointees will serve as observers (each an “Observer”). An Observer shall have the right to attend all meetings of the Board and all committee meetings of the Board, receive notice of, and review the same information and materials as are provided to the Board for such meetings and to speak at such meetings, but shall not be entitled to vote. An Observer shall be reimbursed for all reasonable expenses related to attending Board meetings consistent with the Company’s policies for reimbursement, as if the Observer were a member of the Board.

2. Chair. Holder to have the right to appoint the chair or one co-chair of the Board.

3. Exchange of Class B Shares. Class B Shares to be exchangeable by Holder, on a share for share basis for Class A Shares; provided, however, that Holder may only exercise its exchange right when (a) the Company has taken all actions necessary under Cook Islands law to issue the Class A Shares to be issued in such exchange, and (b) Holder has exercised in full its rights under its Option Agreement with CIC LLC, a Delaware limited liability company.

4. Right of First Refusal. Section 3.8 of the amended and restated constitution of the Company dated June 24, 2024 (the “Constitution”) shall be deleted in its entirety and replaced with a right of first refusal in favour of Holder, on such terms as to be reasonably agreed upon by the Holder.

5. Tag-Along Right. The following tag-along rights shall be added as a new Section 3.9 of the Constitution subject to such modifications as are necessary (a) to account properly for the continued existence of Class B Shares and Class C Shares, and (b) to conform such provisions to the terms of the Equity Exchange Agreements, the Option Agreements and Cook Islands law:

3.9 Tag-Along Right

a.

In the event that any Shareholder or Shareholders (collectively, a “Tag Seller”) holding greater than fifty percent (50%) of the outstanding Class A Voting Shares proposes to consummate a Transfer of any or all of their respective Class A Voting Shares to a third party (such third party, together with its Affiliates, the “Proposed Transferee”) in one transaction or a series of related transactions (any such Transfer, a “Tag Sale”), then (subject to the terms and conditions set forth in this clause 3.9) the other Shareholders shall have the right (but not the obligation) to sell, at the same price and on substantially the same material terms and conditions as the Tag Seller, up to the same percentage of the Shareholder’s outstanding Class A Voting Shares as the Tag Sellers are proposing to sell (any Shareholder exercising its tag-along rights is referred to herein as a “Tagging Shareholder”); provided, however, that in order to be entitled to exercise the tag-along rights described herein, each Tagging Shareholder must agree to (and thereafter become a party to) all of the agreements, documents and other instruments being entered into by the Tag Seller and, in furtherance of the foregoing, must agree to make to the Proposed Transferee substantially the same representations, warranties, covenants (including as to restrictive covenants, the scope of which must be limited to operations similar to those of the Company and its subsidiaries), indemnities and agreements (including as to applicable escrow or holdback agreements) as the Tag Seller agrees to make in connection with the proposed Tag Sale, and agree to the same conditions to such proposed Tag Sale as the Tag Seller agrees (except that, in the case of representations, warranties, covenants, indemnities, agreements and conditions pertaining specifically to the Tag Seller, each Tagging Shareholder shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided, further that all representations, warranties, covenants, indemnities and agreements shall be made by the Tag Seller and the Tagging Shareholders severally and not jointly, and any liability of the Tag Seller and the Tagging Shareholders thereunder shall (i) be borne by each of them on a pro rata basis determined according to the aggregate proceeds to be received by them in respect of all Class A Voting Shares to be sold in connection therewith, and (ii) in no event exceed, with respect to the Tag Seller and each Tagging Shareholder, the aggregate proceeds paid to the Tag Seller or such Tagging Shareholder in connection with such Tag Sale, as applicable (it being understood and agreed that with respect to representations, warranties, covenants, indemnities and agreements pertaining specifically to the Tag Seller or a Tagging Shareholder, only the Tag Seller or the Tagging Shareholder, as applicable, making such representations, warranties, covenants, indemnities and agreements shall have any liability in respect thereof, subject in all cases to the limitation set forth in clause (ii) immediately above).

b.

The Tag Seller shall give written notice (the “Tag Sale Notice”) to each Shareholder of each Tag Sale not later than ten (10) days after the execution of the definitive agreement relating to such Tag Sale, setting forth the number of Class A Voting Shares proposed to be sold (which must be all of the Class A Voting Shares held by the Tag Seller), the name and address of the Proposed Transferee, the proposed amount of consideration, which must be cash consideration (or, if such consideration is subject to adjustment, an estimate of the aggregate amount of such consideration and a reasonably detailed description of the nature of such adjustment(s)) and other material terms and conditions of payment offered by the Proposed Transferee. The Tag Seller will deliver or cause to be delivered to each Shareholder copies of all transaction documents relating to the Tag Sale as the same become available. The tag-along rights provided by this clause 3.9 may be exercised by any Shareholder within twenty (20) Business Days following receipt of the Tag Sale Notice from the Tag Seller by delivery of a written notice to such Tag Seller and the Company indicating its election to exercise its rights pursuant to this clause 3.9 to sell (on the terms set forth in this clause 3.9) to the Proposed Transferee all of the Class A Voting Shares owned thereby, and the failure by any such Shareholder to deliver such written notice within such twenty (20) Business Day period shall constitute a waiver by such Shareholder of its right to participate in such Tag Sale, but shall not affect such Shareholder’s rights under this clause 3.9 in respect of any other Tag Sale.

c.

If any Tagging Shareholder exercises its rights under this clause 3.9 in respect of any Tag Sale, (i) such Tagging Shareholder shall be irrevocably bound (subject to the terms and conditions set forth in the definitive documentation entered into in connection with such sale) to sell all of the Class A Voting Shares owned thereby on the terms and conditions set forth in this clause 3.9, and (ii) the closing of the purchase of the Class A Voting Shares of any Tagging Shareholder will take place concurrently with the closing of the sale of the Tag Seller’s Class A Voting Shares to the Proposed Transferee, provided that the Tag Seller shall only be permitted to sell the Class A Voting Shares owned thereby to the Proposed Transferee if the Proposed Transferee concurrently purchases from the Tagging Shareholders all of the Class A Voting Shares owned by such Tagging Shareholders. In the event that no Shareholder exercises its rights under this clause 3.9, the Tag Seller shall have ninety (90) days after the date of the Tag Sale Notice to sell to the Proposed Transferee identified therein all of the Class A Voting Shares owned thereby at the price and on other terms and conditions not materially more favorable (in the aggregate) to the Tag Seller than those set forth in such Tag Sale Notice, and if such Tag Sale is not consummated on or before such date, the Tag Seller shall again be required to comply with the terms set forth in this clause 3.9 with respect to such Tag Sale; provided that if any such Tag Sale shall not have received all approvals of Governmental Authorities or other third party approvals the failure of which to receive would be reasonably likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Proposed Transferee or on the Company and its subsidiaries, taken as a whole, then the period within which the Tag Seller shall be required to consummate such Tag Sale may be extended until the date that is no later than three (3) Business Days following the receipt of all such approvals of Governmental Authorities or other third parties (and such Tag Seller shall use commercially reasonable efforts to pursue and obtain all such approvals), provided that in no event shall the closing of such Tag Sale be delayed to a date that is later than one hundred eighty (180) days following the date of the Tag Sale Notice, and if such Tag Sale is not consummated on or before such date, the Tag Seller shall again be required to comply with the terms set forth in this clause 3.9 with respect to such Tag Sale.

6. Drag-Along Right. The following drag-along rights shall be added as a new section 3.10 the Constitution subject to such modifications as are necessary (a) to account properly for the continued existence of Class B Shares and Class C Shares, and (b) to conform such provisions to the terms of the Equity Exchange Agreements, the Option Agreements and Cook Islands law:

3.10 Drag-Along Right

a.

In the event that AOM receives a bona fide offer from a third party to consummate a Transfer of any or all of its Class A Voting Shares representing at least 50% of the aggregate outstanding Class A Voting Shares of the Company at such time (such third party, together with its Affiliates, the “Proposed Drag-Along Transferee”) in one transaction or a series of related transactions (any such Transfer, a “Drag-Along Sale”), then (subject to the terms and conditions set forth in this clause 3.10) AOM may require the Company to send a written notice to the other Shareholders (the “Drag-Along Right Exercise Notice”) requiring each other Shareholder (a “Drag-Along Shareholder”) to participate in such Drag-Along Sale in the manner set forth in this clause 3.10.

b.

The Drag-Along Right Exercise Notice shall be delivered to each Drag-Along Shareholder at least thirty (30) days prior to the date on which AOM expects to consummate the Drag-Along Sale. The Drag Along Right Exercise Notice shall set forth: (i) the name of the Proposed Drag-Along Transferee, (ii) the proposed amount and form of consideration and material terms and conditions of payment offered by the Proposed Drag-Along Transferee in connection with the Drag-Along Sale, (iii) all other material terms of the Drag-Along Sale, including the expected closing date of the transaction, and (iv) a copy of any form of agreement proposed to be executed by the Company or AOM in connection with the Drag-Along Sale.

c.	Subject to clause 3.l0(d):

i.

notwithstanding anything herein to the contrary, if the Drag-Along Sale requires Shareholder approval, each Drag-Along Shareholder shall, or shall cause its duly appointed officers and directors to, vote in favor of such Drag-Along Sale with respect to all Class A Voting Shares that such Drag-Along Shareholder owns and shall waive any dissenters’ rights, appraisal rights or similar rights it may have in connection with such Drag-Along Sale;

ii.

each Drag-Along Shareholder shall execute and deliver all related transaction agreements and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Company or AOM in order to consummate such Drag-Along Sale in accordance with the terms, and subject to the conditions, set forth in this clause 3.10, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, and any similar or related documents; and

iii.

each Drag-Along Shareholder agrees to refrain from asserting any claim or commencing any suit or other legal challenge with respect to such Drag-Along Sale or alleging any breach of fiduciary duty of AOM or the Board in connection with the evaluation, negotiation, and entry into such Drag-Along Sale.

d.

The consideration to be received by a Drag-Along Shareholder shall be the same form and amount of consideration to be received by AOM (or, if AOM is given an option as to the form and amount of consideration to be received, the same option shall be given to the Drag-Along Shareholders) with the aggregate consideration payable in such Drag-Along Sale allocated among AOM and the Drag-Along Shareholders based on the amount such Shareholder would have received if the aggregate proceeds of such Drag-Along Sale to be paid to the Shareholders were distributed pursuant to clause 5.2, and the terms and conditions of such Drag-Along Sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those applicable to AOM.

Each Drag-Along Shareholder shall make or provide the same representations, warranties, covenants, indemnities, and agreements as AOM makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to AOM, each Drag-Along Shareholder shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by AOM and each Drag-Along Shareholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by AOM and each Drag-Along Shareholder (other than any indemnification obligation pertaining specifically to AOM or a Drag-Along Shareholder, which obligation shall be the sole obligation of AOM or such Drag-Along Shareholder), in each case in an amount not to exceed the aggregate proceeds received by AOM or each such Drag-Along Shareholder in connection with the Drag-Along Sale. Each Drag-Along Shareholder shall not be required to agree to any restrictive covenant in connection with the Drag-Along Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag-Along Sale) or any release of claims other than a release in customary form of claims arising solely in such Shareholder’s capacity as a shareholder of the Company.

e.

The fees and expenses of AOM incurred in connection with a Drag-Along Sale and for the benefit of all Shareholders, to the extent not paid or reimbursed by the Company or the Proposed Drag-Along Transferee, shall be paid by AOM.

f.

Each Shareholder shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by AOM.

g.	If AOM exercises its rights under this clause 3.10, the Drag-Along Shareholders shall not be entitled to exercise their rights under clause 3.9 with respect to such Drag-Along Sale.”